Exhibit 4.1

AMENDMENT NO. 1 TO

RIGHTS AGREEMENT

This Amendment No. 1 (this “Amendment”) is dated as of October 5, 2012 (the “Effective Date”) and amends that certain Rights Agreement, dated as of June 19, 2012 (the “Rights Agreement”) between Navistar International Corporation, a Delaware corporation (the “Company”), and Computershare Shareowner Services LLC, a New Jersey limited liability company, as rights agent (the “Rights Agent”). Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Rights Agreement.

WHEREAS, on October 5, 2012, the Board determined it is in the best interests of the Company and its stockholders to amend the Rights Agreement on the terms set forth herein;

WHEREAS, in accordance with Section 27 of the Rights Agreement, prior to the Distribution Date, the Company may, and the Rights Agent, if directed by the Company, shall, from time to time supplement or amend this Agreement without the approval of any holders of shares of Common Stock;

WHEREAS, the Rights Agent is hereby directed to join in this Amendment; and

WHEREAS, an officer of the Company has delivered to the Rights Agent a certificate as to the compliance of this Amendment with the terms of Section 27 of the Rights Agreement.

NOW, THEREFORE, in consideration of the premises and the respective agreements set forth herein, the parties hereby agree as follows:

1.	Amendment of the Rights Agreement.

(a)	Section 1(aa), the definition of “Person”, is hereby amended by replacing it in its entirety with the following:

“Person” shall mean any individual, firm, corporation, partnership, limited liability company, trust, association, syndicate or other entity.

(b)	Section 1 is hereby amended by adding the following definitions:

“Any Other Agreement” means any agreement or arrangement between the Company and any other Person pursuant to which such Person, or its Affiliates, has the right to designate one or more members of the Board.

“Designating Person” shall mean any Person that is a signatory to either the Icahn Agreement or Any Other Agreement, or the Affiliates or Associates of such Person; provided that a designee of such signatory is serving as a member of the Board at such time.

“Icahn Agreement” means the Settlement Agreement, dated as of October 5, 2012, among the Company and the signatories thereto.

“Permitted Activity” means (i) any Permitted Person serving as a director on the Board or the Company’s Subsidiaries (or as a member of any committee thereof) or voting or taking any action in his capacity as a director of the Company or any of its Subsidiaries (or as a member of any committee thereof), (ii) any non-public discussion or communication by any Permitted Person with respect to: (A) voting or any action to be taken by any director of the Company or any of its Subsidiaries (or any committee thereof) in his capacity as a director of the Company or any of its Subsidiaries, (B) any vote or action taken, to be taken or proposed to be taken by any director of the Company or any of its Subsidiaries (or any committee thereof) in his capacity as a director of the Company or any of its Subsidiaries (or as a member of any committee thereof) or (C) any proposal to be made to the Board (or applicable board of directors of any Company Subsidiary) by any director of the Company or its Subsidiaries (or any committee thereof) in his capacity as a director of the Company or any of its Subsidiaries, or (iii) any non-public discussion or communication by any Permitted Person with respect to matters related to the Company. For the avoidance of doubt, it is understood that no agreement, arrangement or understanding shall exist or be deemed to exist between, by or among any Permitted Persons by virtue of: (1) any Permitted Person engaging in any Permitted Activity with any other Permitted Person and subsequently voting or taking any other action similar to the vote or other action taken by another Permitted Person or (2) any decisions or conclusions of any Permitted Persons: (x) relating to the manner that a director should vote on any matter or (y) that a director should present any matter to the Board and/or any officer of the Company (it being understood that no such activity can bind a director from his or her right to freely vote and act in accordance with his or her fiduciary duties as a director). For example, if two Permitted Persons meet (either alone or with any board members) and discuss a matter to be acted on, or that they would like to be acted on, by the Board, and those two Permitted Persons reach a conclusion as to how they would like directors to vote or act, and those Permitted Persons tell any board members that conclusion and that the Permitted Persons would like the board members to vote or act in accordance with that conclusion, such activity is “Permitted Activity.”

“Permitted Person” shall mean (i) any member of the Board or (ii) any Affiliate or Associate of a member of the Board, or of any Designating Person or (iii) any employee, officer, director or advisor of any Person referred to in clauses (i), (ii) or (iii).

(c)	The proviso immediately following clause (iv) of Section 1(f), the definition of “Beneficial Owner”, is hereby amended by replacing it in its entirety with the following:

provided, however, that nothing in this paragraph (f) shall:

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(A)	cause a Person engaged in business as an underwriter of securities to be the “Beneficial Owner” of, or to “beneficially own,” under any clause of this paragraph (f), any securities acquired through such Person’s participation in good faith in a firm commitment underwriting until the expiration of forty days (40) after the date of such acquisition, and then only if such securities continue to be owned by such Person as the expiration of forty (40) days;

(B)	cause a Person, who is a member of the Board or who is a Designating Person, to be, or be deemed to be, the “Beneficial Owner” of, or to “beneficially own,” any securities of any Permitted Person under clauses (ii) or (iii) of this paragraph (f) as a result of engaging in any Permitted Activity; or

(C)	cause a Person to be, or be deemed to be, the “Beneficial Owner” of, or to “beneficially own,” under any clause of this paragraph (f), any securities beneficially owned by any director of the Company to the extent such securities were acquired directly from the Company by such director as or pursuant to director compensation for serving as a director of the Company.

2. No Other Amendment; Effect of Amendment. Except as and to the extent expressly modified by this Amendment, the Rights Agreement and the exhibits thereto shall remain in full force and effect in all respects without any modification. This Amendment shall be deemed an amendment to the Rights Agreement and shall become effective on the Effective Date.

3. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Amendment transmitted electronically shall have the same authority, effect and enforceability as an original signature.

4. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State applicable to contracts made and to be performed entirely within such State; provided, however, that all provisions regarding the rights, duties, obligations and liabilities of the Rights Agent shall be governed and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within the State of New York, without regard to the principles or rules concerning conflicts of law which might otherwise require application of the substantive laws of another jurisdiction.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 1 to Rights Agreement as of the date first above written.

NAVISTAR INTERNATIONAL CORPORATION

By:	/s/ Curt A. Kramer
	Name:	Curt A. Kramer
	Title:	Corporate Secretary

COMPUTERSHARE SHAREOWNER SERVICES LLC

By:	/s/ Peter Sablich
	Name:	Peter Sablich
	Title:	Vice President